Exhibit 3.2

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOAL CAPITAL FUNDING, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

Dated as of November 29, 2006

GOAL CAPITAL FUNDING, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of November 29, 2006 of Goal Capital Funding, LLC (the “Company”), adopted by Goal Financial, LLC, as the sole equity member (the “Initial Member”), and Orlando Figueroa and Philip A. Martone, as the Special Members (as defined herein).

Preliminary Statement

The Initial Member and the Special Members desire to amend and restate that certain second amended and restated limited liability company agreement, dated as of April 5, 2005 (as amended and restated as of October 1, 2005, the “Original Agreement”), adopted by the Initial Member.

Accordingly, the Initial Member and the Special Members hereby amend and restate the Original Agreement in its entirety and adopt the following as the “Limited Liability Company Agreement” of the Company (referred to herein as this “Agreement”) within the meaning of “limited liability company agreement”, as defined in Section 18-101(7) of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”):

ARTICLE I

SECTION 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms on Schedule A hereto and shall otherwise have the meanings assigned to such terms in the Act.

ARTICLE II

SECTION 2.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act on August 11, 2005 by the filing of the Certificate of Formation with the office of the Secretary of State of Delaware. The Initial Member hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken in connection therewith, including the execution and filing thereof by Howard L. Rosenberg as an authorized person of the Company within the meaning of the Act (the “Initial Authorized Person”). Upon the execution of the Original Agreement, the powers of the Initial Authorized Person as an “authorized person” ceased and the Initial Member became the designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Act. The Initial Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE III

SECTION 3.1 Name. The name of the Company is Goal Capital Funding, LLC.

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ARTICLE IV

SECTION 4.1 Purpose and Limitations on Activities. (a) The Company shall limit its purposes and activities to

(a) the execution and delivery from time to time of (i) one or more trust agreements (any such agreements, collectively, the “Trust Agreements”) with one or more corporate trustees and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, (ii) one or more eligible lender trust agreements (any such agreements, collectively, the “Eligible Lender Trust Agreements”) with one or more corporate trustees that are “eligible lenders” under the Higher Education Act of 1965, as amended, and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, (iii) various agreements and all amendments, amendment and restatements, supplements and other modifications thereto from time to time related to the origination, purchase, acquisition, contribution or sale by the Company, and servicing, of student loans or any interests (including residual interests or participation interests) in any student loans or rights therein (any such agreements, collectively, the “Student Loan Agreements”), (iv) various underwriting agreements, note purchase agreements and other agreements relating to the offer, sale and issuance of notes or other securities relating to the student loans (or any interest in student loans) and all amendments, amendment and restatements, supplements and other modifications thereto from time to time (collectively, together with the Trust Agreements, the Eligible Leader Trust Agreements, and the Student Loan Agreements, the “Depositor Agreements”), and (v) such other documents and agreements as are necessary or advisable for the Company to undertake and perform all of its rights, duties and obligations contained in the Depositor Agreements, or otherwise in connection with any purchase, sale, contribution or securitization of student loans (or any interests in student loans) by the Company or any Affiliate, including, without limitation, one or more indentures of trust between a business or statutory trust established by the Company and a corporate trustee (any such trust, a “Trust”), and all amendments, amendment and restatements, supplements and other modifications thereto from time to time, providing for the issuance of obligations (such documents and agreements, together with the Depositor Agreements and the other agreements and other documents contemplated by this paragraph, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, shall be collectively referred to herein as the “Transaction Documents”). For avoidance of doubt, the Transaction Documents shall include without limitation the documents and agreements listed on Schedule B, and any similar documents or agreements to which the Company may be party from time to time (with respect to any purchase, sale, contribution, acquisition or securitization of student loans or any interests (including residual interest or participation interests) in any student loans or rights therein by the Company or any Affiliate or otherwise), in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time;

(b) the filing with the U.S. Securities and Exchange Commission and any other U.S. or foreign Governmental Authority of one or more registration statements, prospectuses, financing statements, Transaction Documents and any other document deemed necessary, advisable or desirable (under applicable law or otherwise) to file in connection with the foregoing and any and all amendments, amendment and restatements, supplements and other modifications thereto (collectively, the “Filing Documents”);

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(c) the performance of functions and obligations pursuant to the Transaction Documents that are necessary or desirable to effectuate the foregoing (including without limitation the purchase, contribution, acquisition and sale of student loans or any interests (including residual interest or participation interests) in any student loans or rights therein); and

(d) engaging in other lawful business as may be provided under the Act, so long as the same are necessary, appropriate or suitable to accomplish the objects or purposes specified above.

SECTION 4.2 Powers. Subject to Section 8.2, the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 4.1 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

SECTION 4.3 Authorization of Transactions. The Company, by or through the Initial Member or any Director or Officer on behalf of the Company, is hereby authorized to execute, deliver and perform the Transaction Documents to which the Company is a party, the Filing Documents and all documents, agreements, certificates and financing statements contemplated thereby or related thereto (other than those pertaining to any Material Action unless approved as provided in this Agreement), all without any further act, vote or approval of the Initial Member, the Board of Directors, any Director or Officer, or any other Person, notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the power of the Initial Member or any Director or Officer to enter into other documents, agreements or certificates on behalf of the Company to the extent permitted by this Agreement and applicable law.

ARTICLE V

SECTION 5.1 Registered Office; Other Offices. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Initial Member may establish other offices of the Company at such locations within or outside the State of Delaware as the Initial Member may determine.

ARTICLE VI

SECTION 6.1 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

ARTICLE VII

SECTION 7.1 Admission of Members. (a) By execution of this Agreement, the Initial Member is hereby admitted as a member of the Company and shall have such rights in and to the profits and losses of the Company and rights to receive distributions of the Company’s assets, and such other rights and obligations, as provided herein. The Initial Member shall initially own all of the Membership Interests.

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(b) The Initial Member may issue additional Membership Interests and thereby admit to the Company one or more additional Persons as Members only if such new Member (i) has delivered to the Initial Member its capital contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such new Member to the Company.

SECTION 7.2 Initial Member. The name and the address of the Initial Member of the Company is as follows:

Goal Financial, LLC

9477 Waples Street, Suite 100

San Diego, California 92121

ARTICLE VIII

SECTION 8.1 Management; Board of Directors. (a) Subject to Section 8.2, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Initial Member. Subject to Section 8.3, the Initial Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Initial Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 8.3. The initial number of Directors shall be five, two of which shall be Independent Directors pursuant to Section 8.3. Each Director elected, designated or appointed by the Initial Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Directors’ Agreement. Directors need not be a Member. The initial Directors designated by the Initial Member are listed on Schedule C hereto.

(b) Powers. Subject to Section 8.2, the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 4.1 and this Article VIII, the Board of Directors has the authority to bind the Company.

(c) Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors. For avoidance of doubt, to the extent not otherwise required by this Agreement or the Act, the Board shall not be required to hold meetings of any kind.

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(d) Quorum: Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Directors.

(i) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii) Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 8.2 and 8.3, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(iv) For the avoidance of doubt, any committee of the Board shall not have any power or powers prohibited under Section 8.2.

(g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of

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the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Initial Member, and, subject to Section 8.3, any vacancy caused by any such removal or expulsion may be filled by action of the Initial Member.

(i) Directors as Agents. To the extent of their powers set forth in this Agreement and subject to Section 8.2, the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

SECTION 8.2 Limitations on the Company’s Activities. (a) This Section 8.2 is being adopted in order to qualify the Company as a “special purpose” entity.

(b) The Initial Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal Sections 4.1, 4.2, 7.1, 8.1, 8.2, 8.3, 12.1, 13.1, 14.1, 15.1, 16.1, 16.2 or 16.8 or Schedule A (including without limitation the definition of “Independent Director”) of this Agreement without the unanimous written consent of the Board (including all Independent Directors). Subject to this Section 8.2, the Initial Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 16.2.

(c) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Initial Member, the Board, any Officer or any other Person, neither the Initial Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Initial Member and the Board (including all Independent Directors), to take any Material Action, provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there are at least two Independent Directors then serving in such capacity.

(d) The Board and the Initial Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that, subject to the terms of the Transaction Documents, the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. The Board and the Initial Member also shall cause the Company to:

(i) maintain its own records, accounts, books of account and bank accounts separate from those of any other Person and shall not commingle its

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records, accounts, books of account and bank accounts with the organizational or other records, accounts, books of account or bank accounts of any other Person and such records, accounts, books of account and bank accounts shall reflect the separate existence of the Company;

(ii) act solely in its own name and through its duly authorized officers or agents in the conduct of its business, prepare all Company correspondence in the Company name, hold itself out as a separate entity from any other Person, conduct its business so as not to mislead others as to the identity of the entity with which they are concerned, correct any known misunderstanding regarding its separate identity, refrain from engaging in any activity that compromises the separate legal identity of the Company, and strictly comply with all organizational formalities to maintain its separate existence;

(iii) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(iv) not commingle its assets with assets of any other Person;

(v) maintain financial statements separate from any other Person. The annual financial statements of the Company shall disclose the effects of its transactions in accordance with generally accepted accounting principles. The consolidated financial statements, if any, which consolidate the assets and earnings of the Initial Member with those of the Company shall contain a footnote stating that the assets of any of the Company shall not be available to creditors of the Initial Member. The financial statements (if any) of the Company shall disclose that the assets of the Company are not available to pay creditors of the Initial Member or any other Affiliate (other than the obligations of the Company to pay the expenses of and to indemnify trustees under the Trust Agreements);

(vi) pay its liabilities and operating expenses, if any, only out of its funds and not pay from its assets any obligations or indebtedness of any other Person;

(vii) maintain an arm’s length relationship with the Initial Member, all Affiliates of the Company and any trust in which it holds a beneficial interest, not enter into any contract or agreement with the Initial Member or any Affiliate of the Company or any trust in which it holds a beneficial interest except on terms that are intrinsically fair, commercially reasonable, and substantially similar to those that would be available on an arms-length basis with third parties, and transact all business with the Initial Member, all Affiliates of the Company and any trust in which it holds a beneficial interest pursuant to enforceable agreements;

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(viii) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(ix) not be, become or hold itself out as being liable for the debts of any other party, or hold out its credit as being available to satisfy the obligation of others. The Company will not act as the agent of the Initial Member or its Affiliates. No Member will act as the agent for the Company, except as specifically permitted by this Agreement;

(x) allocate fairly and reasonably with any other Person expenses that are shared with such Person (if any) including, without limitation, any overhead, rent, or other compensation paid for shared or leased office space. Independent contractors performing services or incurring expenses in connection with such services for the Company shall receive compensation for such services rendered or expenses incurred (if any) in an amount equal to the fair value of such services and expenses;

(xi) use stationery, invoices and checks separate from any other Person;

(xii) not pledge properties or assets of the Company (except pursuant to the Transaction Documents), lend or advance any moneys to, or make an investment in or for the benefit of, guarantee (directly or indirectly), endorse or otherwise become contingently liable (directly or indirectly) for the obligations of any other Person, except as permitted by Section 4.1 or the Transaction Documents;

(xiii) maintain adequate capital for the normal obligations reasonably foreseeable in a business of the Company’s size and character and in light of its proposed business operations and liabilities;

(xiv) not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 4.1; and

(xv) cause the managers, Officers, agents and other representatives of the Company, if any, to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Initial Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Initial Member or the Directors.

SECTION 8.3 Independent Directors. So long as any Obligation is outstanding, the Initial Member shall cause the Company at all times to have at least two Independent Directors who will be appointed by the Initial Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Directors shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 8.2(c). No resignation or removal of an Independent Director, and no

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appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Directors’ Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 16.8(b). In the event of a vacancy in the position of Independent Director, the Initial Member shall, as soon as practicable, appoint a successor Independent Director. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 8.3, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for the Company or any Affiliate of the Company. The initial Independent Directors of the Company designated by the Initial Member are the Persons designated in the preamble hereto as the Special Members.

SECTION 8.4 Officers. (a) The initial Officers of the Company shall be designated by the Initial Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Chief Financial Officer and a Secretary. The Board of Directors may also choose one or more Vice Presidents and Assistant Secretaries. Any number of offices may be held by the same person. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company designated by the Initial Member are listed on Schedule D hereto.

(b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Chief Financial Officer. The Chief Financial Officer shall be responsible for the preparation of all financial statements and reports of the Company and all certificates or other documents executed or delivered in connection therewith, and for monitoring compliance with the financial covenants set forth in the Transaction Documents. The Chief Financial Officer shall have custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as

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may be designated by the Board. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall be responsible for coordinating borrowings, repayments and other transactions under the Transaction Documents, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Chief Financial Officer’s transactions and of the financial condition of the Company.

(e) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Initial Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents; Execution of Documents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 8.2, the actions of the Officers taken in accordance with such powers shall bind the Company. Without limiting the foregoing, the President, the Chief Financial Officer or the Secretary or any other Officer authorized by the President or the Board shall execute all instruments, agreements, amendments, certifications, certificates, letters and other documents, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed and (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE IX

SECTION 9.1 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Initial Member nor the Special Members (or any director, officer, agent, shareholder, employee or incorporator of any Member or Special Member) nor any Officer or Director shall be obligated personally for any such debt, obligation or liability of the Company, nor shall any Member or Special Member or any director, officer, agent, shareholder, employee or incorporator of any Member or Special Member be obligated for the debt, obligation or liability of any other Member or Special Member solely by reason of being a Member, Special Member (or any director, officer, agent, shareholder, employee or incorporator of any Member or Special Member), Officer or Director of the Company.

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SECTION 9.2 No Capital Account Deficit Make-Up. The Initial Member shall have no obligation to any other Member, to the Company or to the creditors of the Company on account of any deficit balance in the capital account of the Initial Member.

ARTICLE X

SECTION 10.1 Initial Capital Contribution. The initial capital contribution to be made by the Initial Member, promptly hereafter, is described on Schedule E.

ARTICLE XI

SECTION 11.1 Additional Contributions. Neither the Initial Member nor any other Member shall have an obligation to make any additional capital contribution to the Company after the date hereof, but the Initial Member may elect to do so from time to time.

ARTICLE XII

SECTION 12.1 Distributions. Distributions shall be made to the Initial Member and any other Members at the times and in the aggregate amounts determined by the Initial Member, subject to the limitation of Section 18-607 of the Act and the terms of this Article XII.

SECTION 12.2 Distribution upon Resignation. To the fullest extent permitted by law, including Section 18-306 of the Act, upon resignation, any resigning Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair market value of its Membership Interest.

SECTION 12.3 Allocation of Net Income and Net Loss. For each fiscal year, the net income and net loss of the Company shall be allocated to the Initial Member.

ARTICLE XIII

SECTION 13.1 Transfers. (a) A Member other than the Initial Member may not Transfer any part of its Membership Interest without the prior written consent of the Initial Member. No transfer by any Member shall be permitted unless the proposed transferee shall have delivered to the Company an opinion of counsel that such proposed transfer shall not cause the Company to be treated as a publicly traded partnership for U.S. federal income tax purposes. Any purported Transfer of any Membership Interest in contravention of this Section 13.1 shall be, to the fullest extent permitted by law, null and void and of no force or effect whatsoever.

(b) The Initial Member shall admit a transferee of a Member’s Membership Interest to the Company only if (i) such transferee has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (ii) such transferee has delivered such additional documentation as the Initial Member shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Initial Member shall be entitled to treat the transferor of a Membership Interest

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as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Section 13.1 and is reasonably satisfactory to the Initial Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

SECTION 13.2 Restrictions on Expulsion. No Member shall be expelled as a Member by the other Members under any circumstances.

ARTICLE XIV

SECTION 14.1 Exculpation and Indemnification. (a) To the fullest extent permitted by law, neither the Initial Member nor the Special Members nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Initial Member or the Special Members (collectively, the “Covered Persons”) shall be liable to the Company or any Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement (any such loss, damage or claim, a “Loss”), except that a Covered Person shall be liable for any Loss incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any Loss, except that no Covered Person shall be entitled to be indemnified in respect of any Loss incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 14.1 by the Company shall be provided out of and to the extent of Company assets only, and the Initial Member and the Special Members shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 14.1 shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding arising out of a Loss shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 14.1; provided, however, that any indemnity under this Section 14.1 by the Company shall be provided out of and to the extent of Company assets only, and the Initial Member and the Special Members shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this

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Section 14.1 shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Initial Member might properly be paid.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) Notwithstanding the foregoing provisions of this Section 14.1, but subject to Section 4.1, the Initial Member may by contract agree to guarantee obligations of the Company, and the terms of any such guarantee will not be limited by the provisions of this Section 14.1.

(g) Until the date which is one year and one day after the date on which no Obligation remains outstanding, each of the Covered Persons, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the Covered Person by the Company, shall be deemed to agree by such Covered Person’s acceptance of the rights and benefits provided by this Section 14.1 (A) not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company, and (B) not to join with or cooperate or encourage any other Person to do any of the foregoing.

(h) This Article XIV shall survive any termination of this Agreement and the dissolution of the Company.

ARTICLE XV

SECTION 15.1 Duration and Dissolution. (a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) subject to the provisions of Section 16.8, the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event

13	A/R GCF LLC Agreement

that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of such Member and the admission of an additional member of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of such event, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or a Special Member shall not cause such Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution of the Company, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) no Obligations are outstanding, (ii) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Initial Member and any other Members in the manner provided for in this Agreement and (iii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XVI

SECTION 16.1 Tax Treatment of the Company. It is intended that, so long as the Company has no more than one Member, the Company shall be treated as an entity the existence of which is disregarded as separate from such Member for U.S. federal income tax purposes. In the event the Company has more than one Member, it is intended that the Company shall be treated as a partnership that is not a publicly traded partnership for U.S. federal income tax purposes. Notwithstanding any other provision of this Agreement, neither the Company nor any Member shall take any action inconsistent with such intentions.

SECTION 16.2 Amendments. Subject to Section 8.2, this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Initial Member.

SECTION 16.3 Headings. The titles of sections of this Agreement are for convenience or reference only and shall not define or limit any of the provisions of this Agreement.

14	A/R GCF LLC Agreement

SECTION 16.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.

SECTION 16.5 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

SECTION 16.6 Further Assurances. The Initial Member shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

SECTION 16.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

SECTION 16.8 Continuation of Company; Special Members. (a) Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee or (ii) the resignation of such Member and the admission of an additional member of the Company), each person acting as an Independent Director pursuant to Section 8.3 and not previously admitted to the Company as a Special Member, shall, without any action of any Person and simultaneously with such Member ceasing to be a member of the Company, automatically be admitted to the Company, and the Special Members shall continue the Company without dissolution.

(b) No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement and (ii) such successor has also accepted its appointment as Independent Director pursuant to Section 8.3; provided, however, a Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Special Member, appointed by the Initial Member, or, in the circumstance contemplated by Section 16.8(a), by the personal representative of the last remaining Member.

(c) Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.

(d) A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.

15	A/R GCF LLC Agreement

(e) In order to implement the admission to the Company of each Special Member, each person acting as an Independent Director pursuant to Section 8.3 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Director pursuant to Section 8.3 shall not be a member of the Company.

SECTION 16.9 Amendment and Restatement. This Agreement amends and restates the Original Agreement as of the date first above written.

16	A/R GCF LLC Agreement

IN WITNESS WHEREOF, this Agreement has been signed as of the date first above written.

GOAL FINANCIAL, LLC, as Initial Member

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	Secretary

S-1	A/R GCF LLC Agreement

Orlando Figueroa, as Special Member

By:	/s/ Orlando Figueroa
Name:	Orlando Figueroa
Title:	Special Member

S-2	A/R GCF LLC Agreement

Philip A. Martone, as Special Member

By:	/s/ Philip A. Martone
Name:	Philip A. Martone
Title:	Vice President

S-3	A/R GCF LLC Agreement

Schedule A

DEFINITIONS

A.	Definitions

“Act” means the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person or group of Persons, shall mean the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, including any actions amending, modifying or supplementing this Limited Liability Company Agreement.

“Bankruptcy” means, with respect to a specified Person: (a) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of such Person under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of such Person or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or such Person’s failure to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action. The foregoing definition of “Bankruptcy” is intended to replace and shall supercede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and 18-304 of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

Schedule A	A/R GCF LLC Agreement

“Certificate of Formation” means the certificate of formation of the Company, as filed with the Secretary of State of the State of Delaware on August 11, 2005, as amended from time to time.

“Company” means Goal Capital Funding, LLC, a Delaware limited liability company.

“Director” means any Person elected to the Board of Directors from time to time by the Initial Member, including any Independent Director, in its capacity as manager of the Company. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Directors’ Agreement” means the agreement of the Directors in the form attached hereto as Exhibit A. The Directors’ Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Independent Director” means a natural person who, at the date of his appointment as a Director, (a) is in fact independent, (b) does not have any ownership interest in the Company or any subsidiary or Affiliate of the Company or any direct financial interest or any material indirect financial interest in the Company or any subsidiary or Affiliate of the Company, other than the payment to be received under a contract for services to be performed by such Person, and (c) is not connected with the Company or any subsidiary or Affiliate of the Company as an official, officer, employee, promoter, underwriter, trustee, partner, affiliate, subsidiary, director or Person performing similar functions; provided, however, that a Person shall not be disqualified from being an Independent Director of the Company solely because such Person is serving as independent director or in similar capacity with an Affiliate of the Company.

“Initial Member” has the meaning assigned to such term in the preamble.

“Material Action” means to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or to take any action in furtherance of any of the foregoing actions.

“Member” means the Initial Member and includes any Person that is admitted as a member of the Company, each in its capacity as a member of the Company, in each case for so long as such Person continues to be a member of the Company, provided, however, the term “Member” shall not include the Special Members.

Schedule A	A/R GCF LLC Agreement

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Obligations” shall mean, collectively, the notes and other indebtedness of any Trust with respect to which the Company has indebtedness, liabilities or obligations under or in connection with this Agreement, the Transaction Documents or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 8.4.

“Person” means an individual, partnership, corporation, trust (including a statutory or business trust), limited liability company, joint stock company, association, joint venture, government or any agency or political subdivision thereof or any other entity of whatever nature.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 16.8, a person acting as Independent Director, in such person’s capacity as a member of the Company. A Special Member shall have only the rights and duties expressly set forth in this Agreement.

“Transaction Documents” has the meaning assigned to such term in Section 4.1.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement. References to any agreement or instrument shall be construed as references to such agreement or instrument as it may from time to time be varied, supplemented, modified, amended, or substituted. Any reference in this Agreement to any provision of any legislation or regulation shall be deemed also to refer to any modification, re-enactment, replacement or extension thereof or any order or regulation made thereunder or under any such re-enactment.

Schedule A	A/R GCF LLC Agreement

Schedule B

A.	Underwriting Agreement, dated September 28, 2005, among the Initial Member, the Company and Deutsche Bank Securities Inc., Barclays Capital Inc., UBS Securities LLC and Goldman, Sachs & Co., as underwriters.

B.	Loan Purchase Agreement, dated as of October 1, 2005, among the Company, Goal Capital Funding Trust and the eligible lender trustees party thereto.

C.	Amended and Restated Trust Agreement, dated as of October 1, 2005, between the Company and Wilmington Trust Company, as Delaware trustee.

D.	Eligible Lender Trust Agreement, dated as of October 1, 2005, between the Company and the eligible lender trustee party thereto.

E.	Student Loan Servicing Agreement, dated as of October 1, 2005, between the Company and Great Lakes Educational Loan Services, Inc.

F.	Federal FFEL Servicing Agreement, dated as of October 1, 2005, between Company and ACS Education Services, Inc.

G.	Assignment Agreement, dated as of October 1, 2005, among Higher Education Funding III, LLC (“HEF III”), the Company, The Bank of New York Trust Company, N.A., as eligible lender trustee for HEF III, JPMorgan Chase Bank, N.A., as eligible lender trustee for the Company, and the other parties thereto.

Schedule B	A/R GCF LLC Agreement

Schedule C

DIRECTORS

1.	Ryan D. Katz

2.	Ken Ruggiero

3.	Seamus Garland

4.	Orlando Figueroa

5.	Philip A. Martone

Schedule C	A/R GCF LLC Agreement

Schedule D

OFFICERS	TITLE
Ryan D. Katz	President and Chief Executive Officer

Ken Ruggiero	Chief Financial Officer

Seamus Garland	Secretary

Schedule D	A/R GCF LLC Agreement

Schedule E

Member	Capital Contribution
Goal Financial, LLC	$100

Schedule E	A/R GCF LLC Agreement

Schedule E

Form of Directors’ Agreement

November [__], 2006

Goal Capital Funding, LLC

9477 Waples Street, Suite 100

San Diego, California 92121

Re:	Directors’ Agreement – Goal Capital Funding, LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as directors of Goal Capital Funding, LLC, a Delaware limited liability company (the “Company”), in accordance with the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 29, 2006 (as amended, amended and restated or otherwise modified from time to time, the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such person’s rights and authority as a Director (as defined in the LLC Agreement) under the LLC Agreement and agrees to perform and discharge such person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such person’s successor as a Director is designated or until such person’s resignation or removal as a Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Until the date which is one year and one day after the date on which no Obligation (as defined in the LLC Agreement) remains outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, (A) not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company, and (B) not to join with or cooperate or encourage any other Person to do any of the foregoing.

3. THIS DIRECTORS’ AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

4. This Directors’ Agreement shall be effective as of the date first above written.

Exhibit A	A/R GCF LLC Agreement

Initially capitalized terms used herein and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Directors’ Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Directors’ Agreement and all of which together shall constitute one and the same instrument.

[Signatures Follow]

Exhibit A	A/R GCF LLC Agreement

IN WITNESS WHEREOF, the undersigned have executed this Directors’ Agreement as of the day and year first above written.

Ryan D. Katz

Ken Ruggiero

Seamus Garland

Orlando Figueroa

Philip A. Martone

Exhibit A	A/R GCF LLC Agreement